                        AMENDMENT TO CONSULTING AGREEMENT

      This Amendment ("Amendment") is effective as of May 1, 2004 as to the Consulting Agreement (the "Agreement") dated September 1, 2003 by and between M-Wave, Inc., a Delaware Corporation ("M-Wave" or "Company"), and Credit Support International, LLC, a Texas limited liability company ("Consultant"), and modifies the terms of the Agreement as follows:

      (1) The Term of the Agreement pursuant to Section 1 thereof is hereby extended for two (2) years, so that it terminates on August 31, 2006. M-Wave and Consultant each waive its right under Section 2(a) of the Agreement to terminate the Agreement without cause.

      (2) As of the effective date of this Amendment, Gerald M. Mayer, a/k/a Jim Mayer ("Mayer"), the provider heretofore of consulting services on behalf of Consultant under the Agreement, shall be elected by the Board of Directors of M-Wave as Chief Financial and Administrative Officer of the Company and immediately assume and exercise the duties of such office. In this regard, Consultant shall relinquish the title of Chief Restructuring Advisor to the Board of Directors of the Company. Mayer shall continue to fulfill the duties of Consultant pursuant to Sections 3 and 4 of the Agreement.

      (3) Mayer shall be nominated for election at the next Annual Meeting of Stockholders of the Company to serve as a Director of the Company in Class II of the Board for a two-year term ending at the 2006 Annual Meeting of Stockholders.

      (4) Effective upon execution of this Amendment, all stock options for the purchase of 144,000 shares of M-wave common stock previously granted to Mayer pursuant to the Agreement which have not yet vested will be deemed fully vested and immediately exercisable under the terms and conditions of their grant.

      (5) The Base Fee paid to Consultant under Section 5(a) of the Agreement shall be changed as follows:

            Dates                             Base Fee
            -----                             --------
      May - August 2004                  $14,800  per month
September 2004 - August 2005             $17,334  per month
September 2005 - August 2006             $19,917  per month

and as of May 1, 2004 the payment to Consultant provided for in Section 6(b) of the Agreement shall cease.
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      (6) On September 1, 2004 M-Wave shall grant to Mayer stock options for the purchase of Two Hundred Eighty Eight Thousand (288,000) shares of M-Wave common stock, which options shall (a) vest at the rate of Twelve Thousand (12,000) shares each complete calendar month during the Term thereafter and (b) shall be granted in form and under terms and conditions substantially identical to the 144,000 options heretofore granted to Mayer referenced in Section 4 of this Amendment.

      (7) Except as specifically set forth in this Amendment, all terms and conditions of the Agreement remain unchanged and in full force and effect.

      Executed on May 13, 2004 as set forth below:

M-Wave, Inc.                               Credit Support International, LLC

By: /s/ Joe Turek                          By: /s/ Jim Mayer
    -----------------------------              ---------------------------------
Its: CEO                                   Its: Managing Member
     ----------------------------               --------------------------------

Gerald M. ("Jim") Mayer, Jr.

/s/ Gerald M. Mayer, Jr.
---------------------------------